UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2019

Akcea Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38137	47-2608175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Boston Wharf Road 9th Floor Boston, MA		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 207-0202

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	AKCA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Damien McDevitt, Ph.D. as Interim Chief Executive Officer

On September 23, 2019, Akcea Therapeutics, Inc. (the “Company”) announced the appointment of Damien McDevitt, Ph.D. as interim Chief Executive Officer of the Company. Dr. McDevitt has served as a member of the Company’s Board of Directors (“Board”) since October 2018 and will continue to serve as a member of the Board.

Prior to joining the Company, Dr. McDevitt was Chief Business Officer of Ionis Pharmaceuticals, Inc. and was a member of Ionis’ executive leadership team, responsible for leading Ionis’ corporate development activities, including corporate communications, business development, competitive intelligence and alliance management. Dr. McDevitt joined Ionis in June 2018. Previously, Dr. McDevitt was senior vice president, corporate development at ACADIA Pharmaceuticals. Prior to ACADIA, he was at GSK for more than two decades, where he was instrumental in over 70 global business development transactions involving multiple therapeutic areas, including severe and rare and neuromuscular diseases, among others. He served in various roles with increasing responsibility including vice president, head of business development for R&D Extended Therapy areas, head of Worldwide Business Development Asia and head of GSK’s R&D West Coast Innovation Center.

In connection with Dr. McDevitt’s appointment as the Company’s interim Chief Executive Officer, the Company entered into a written offer letter dated September 19, 2019 (the “Offer Letter”) with Dr. McDevitt. Pursuant to the Offer Letter, Dr. McDevitt is entitled to receive:

•

An annual base salary of $550,000, and is eligible to receive an annual performance bonus, with a target bonus amount equal to 60% of his base salary under the Company’s Management by Objectives program, prorated to his start date;

•	A stock option exercisable for up to 400,000 shares of the Company’s common stock, vesting over a four-year period, under the Company’s 2015 Equity Incentive Plan;

•	A restricted stock unit (“RSU”) award for 200,000 shares of the Company’s common stock, vesting over a four-year period, under the Company’s 2015 Equity Incentive Plan; and

•	Eligibility to participate in the Company’s employee benefit plans, subject to the terms of those plans.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the copy of such document filed as Exhibit 10.1 to this Current Report on Form 8-K.

On September 19, 2019, the Company and Dr. McDevitt also entered into a severance benefit agreement (the “Severance Benefit Agreement”). Dr. McDevitt will be eligible to receive medical benefit continuation, and a lump sum severance payment equal to (i) 15 months of his then-current base salary if his employment is terminated without cause or by him for good reason, plus an amount equal to his target annual cash performance bonus for the year of termination multiplied by a fraction set forth in the Severance Benefit Agreement if his employment is terminated without cause or by him for good reason within the first nine months after his employment start date and he does not return to employment with Ionis, or (ii) if, as a result of a change in control (as defined in the Severance Benefit Agreement) of the Company, 21 months of his then-current base salary plus an amount equal to his target annual cash performance bonus for the year of termination multiplied by a fraction set forth in the Severance Benefit Agreement, unless his employment is terminated after June 30th of such year, in which case he will receive an amount equal to his target annual cash performance bonus for the year of termination. In addition, (a) if his employment is terminated without cause or by him for good reason prior to a change in control, then any unvested equity awards granted to him that would have vested during the 12-month period following the date of such termination will become fully vested, and (b) if, in connection with a change in control, an equity award granted to him is assumed or continued by the acquirer entity but his employment is terminated without cause or by him for good reason, or an equity award granted to him is not assumed or continued by the acquirer entity (or substituted for a similar award of the acquirer entity), then any unvested portion of the equity award will become vested effective immediately prior to the consummation of such change in control. If, in the case where his employment terminates as a result of a determination in the first nine months of his employment by the Company’s Board of Directors or its Compensation Committee not to employ him as the Company’s permanent Chief Executive Officer, then, if requested by the Board of Directors or Compensation Committee, he must first complete a transition period of up to six months of employment with the Company following such determination in order to be eligible to receive such severance benefits. The agreement will remain in effect as long as Dr. McDevitt continues to be employed by Akcea. As a condition to receiving payments under the Severance Benefit Agreement, Dr. McDevitt is required to return all of the Company’s property and sign an agreement releasing the Company from liability. The foregoing description of the Severance Benefit Agreement does not purport to be complete and is qualified in its entirety by the full text of such document, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Dr. McDevitt will also be entitled to enter into the Company’s standard form of indemnification agreement.

The Company’s majority stockholder, Ionis Pharmaceuticals, Inc. (“Ionis”) recommended and the Company’s Board approved Dr. McDevitt’s appointment. There are no family relationships between Dr. McDevitt and any director or executive officer of the Company, and Dr. McDevitt is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing descriptions of the 2015 Equity Incentive Plan and form of indemnification agreement do not purport to be complete and are qualified in their entirety by the full text of the 2015 Equity Incentive Plan and form of indemnification agreement, copies of which are filed as Exhibits 10.2 and 10.3, respectively, to the Company’s Current Report on Form 8-K filed September 5, 2017, both of which are incorporated by into this Item 5.02 by reference herein.

Appointment of Joseph Klein, III to the Board

On September 20, 2019, Joseph Klein, III was appointed a member of the Board and will serve as a member of the Audit Committee of the Board.

Mr. Klein has served as a director of Ionis since December 2005. Mr. Klein is currently managing director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. From September 2003 to December 2008, Mr. Klein also served as a venture partner of Red Abbey Venture Partners, L.P., a life science private equity fund. From September 2001 to September 2002, Mr. Klein was a venture partner of MPM Capital, a healthcare venture capital firm. From June 1999 to September 2000 when it merged with WebMD Corporation, Mr. Klein served as vice president, Strategy, for Medical Manager Corporation, a leading developer of physician office management information systems. For over nine years from 1989 to 1998, Mr. Klein was a health care investment analyst at T. Rowe Price Associates, Inc., where he was the founding portfolio manager of the T. Rowe Price Health Sciences Fund, Inc. Mr. Klein serves on the board of directors of The Prospector Funds, Inc., an SEC Registered Investment Company that manages two no-load mutual funds. Mr. Klein also serves on the boards of private and non-profit entities.

Mr. Klein will enter into the Company’s standard form of indemnity agreement, the form of which has been filed as Exhibit 10.1 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 10, 2017.

Appointment of Michael J. Yang to the Board

On September 20, 2019, Michael J. Yang was appointed a member of the Board and will serve as a member of the Nominating, Governance and Review Committee of the Board.

Mr. Yang is Executive Vice President and Chief Commercial Officer of ACADIA Pharmaceuticals Inc. and has been with ACADIA since March 2017. Mr. Yang joined ACADIA from Janssen Pharmaceutical Companies of Johnson & Johnson, where he served as President of Janssen Biotech Inc. and was responsible for building Janssen’s U.S. Immunology business, generating more than $8 billion in annual revenues. Mr. Yang began his career at Johnson & Johnson in 1997 and held numerous senior commercial positions such as President, CNS where he was responsible for growing the anti-psychotic long-acting therapy portfolio. His broad background of commercialization and general management experience also includes roles as the Worldwide General Manager of the Medical Device companies of Therakos, Inc and Veridex, LLC, where he launched new platforms, expanded global revenues and diversified the product lines. Prior to that, Mr. Yang was Vice President of Sales and Marketing, Oncology at Ortho Biotech Inc. Mr. Yang earned his Bachelor of Science degree in Business Administration, Marketing from San Diego State University.

Mr. Yang will enter into the Company’s standard form of indemnity agreement, the form of which has been filed as Exhibit 10.1 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 10, 2017.

Ionis recommended and the Company’s Board approved Messr’s Klein and Yang’s appointment to the Board.

Departures of Paula Soteropoulos, Sarah Boyce and Jeffrey M. Goldberg

On September 18, 2019, Paula Soteropoulos, Sarah Boyce and Jeffrey M. Goldberg entered into Separation Agreements that terminated their employment with the Company and, with respect to Ms. Soteropoulos and Ms. Boyce, their positions on the Board, effective September 18, 2019.

A copy of the Company’s press release regarding Ms. Soteropoulos’, Ms. Boyce’s and Mr. Goldberg’s departures from the Company is attached hereto as Exhibit 99.1.

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the conclusion of her employment with the Company, Ms. Soteropoulos and the Company have entered into a Separation Agreement dated September 18, 2019. Under this Separation Agreement, Ms. Soteropoulos will receive medical benefit continuation, a lump sum severance payment equal to 15 months of her then-current base salary, and will be entitled to “net exercise” and acquire ownership of the resulting net number of shares of the Company’s common stock subject to her vested options. In addition, Ms. Soteropoulos has agreed to provide up to 20 hours per week of consulting services to the Company following her separation date through October 31, 2019 (the “Consulting Period”) to assist with the transition of her duties and responsibilities, and in consideration of such consulting services the Company has agreed to pay Ms. Soteropoulos a $125,000 consulting retainer, paid in installments during the Consulting Period, and continue the vesting of any equity awards outstanding as of her separation date through the end of the Consulting Period. All equity awards vested at the end of the Consulting Period will be exercisable through the 90th day after the end of the Consulting Period.

In connection with the conclusion of his employment with the Company, Mr. Goldberg and the Company have entered into a Separation Agreement dated September 18, 2019. Under this Separation Agreement, Mr. Goldberg will receive medical benefit continuation, a lump sum severance payment equal to 12 months of his then-current base salary, and will be entitled to “net exercise” and acquire ownership of the resulting net number of shares of the Company’s common stock subject to his vested options. In addition, Mr. Goldberg has agreed to provide up to 20 hours per week of consulting services to the Company following his separation date through October 31, 2019 (the “Consulting Period”) to assist with the transition of his duties and responsibilities, and in consideration of such consulting services the Company has agreed to pay Mr. Goldberg a $100,000 consulting retainer, paid in installments during the Consulting Period, and continue the vesting of any equity awards outstanding as of his separation date through the end of the Consulting Period. All equity awards vested at the end of the Consulting Period will be exercisable through the 90th day after the end of the Consulting Period.

In connection with the conclusion of her employment with the Company, Ms. Boyce and the Company have entered into a Separation Agreement dated September 18, 2019. Under this Separation Agreement, Ms. Boyce will receive medical benefit continuation and a lump sum severance payment equal to 12 months of her then-current base salary.

As a condition to receiving payments under each of the separation agreements described above, the officer is required to return all of the Company’s property and information and sign an agreement releasing the Company from liability.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Akcea Damien McDevitt Offer Letter

10.2	Akcea - Severance Agreement_McDevitt Damien

99.1	Press Release dated September 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AKCEA THERAPEUTICS, INC.

Date: September 23, 2019	By:	/s/ Michael MacLean
Michael MacLean
Chief Financial Officer